Exhibit 10.1

Execution Copy

Retirement and Transition Agreement

Date:                    September 17, 2018

Employee:	Michael L. Kriedberg

Company:	Aircastle Advisor LLC (the “Company”)

Retirement:
Mr. Kriedberg’s employment with the Company shall terminate by reason of his retirement on January 1, 2020 (the “Retirement Date”). Mr. Kriedberg’s retirement shall not be deemed to be a termination of his employment by the Company without Cause or by Mr. Kriedberg for Good Reason or as a result of the Company’s non-renewal of the Term (in each case, as defined in the applicable employment and equity award agreements).

Transition:
From the date of this Retirement and Transition Agreement (this “Agreement”) to the date a new Chief Commercial officer is appointed and commences employment with the Company (such date, the “Transition Date”), Mr. Kriedberg will remain as Chief Commercial Officer, and until the Transition Date (and for a reasonable period following the Transition Date, to the extent necessary), Mr. Kriedberg will assist in identifying, retaining and transitioning the role of Chief Commercial Officer to his successor.

From the Transition Date to the Retirement Date, Mr. Kriedberg will be employed as a part-time Senior Advisor to the Company advising the Chief Executive Officer and/or new Chief Commercial Officer on matters as needed by the Company. As Senior Advisor, Mr. Kriedberg will not be required to work more than two (2) days per week (on average), which may include limited travel.

Compensation:
From the date of this Agreement to the later of the Transition Date or March 31, 2019, Mr. Kriedberg will remain entitled to a base salary of $600,000 and all other components of his usual and customary compensation and benefits, except that:

(i) he will not be entitled to an equity award for 2018 or any year thereafter,

(ii) he will not receive a long-term incentive award under the Long-Term Incentive Plan for 2019 or any year thereafter,

(iii) his cash bonus target for 2018 will be increased from 100% to 125% and paid on the regular payment date for 2018 annual bonuses, and
(iv) his cash bonus target for 2019 will be increased from 100% to 125% but will be pro-rated for the period he is Chief Commercial Officer during 2019 (provided, however, that if the Transition Date occurs prior to March 31, 2019, the bonus for 2019 will nonetheless be prorated through March 31, 2019) and paid on the regular payment date for 2019 annual bonuses.

Subject to the foregoing, from the Transition Date to the Retirement Date (i.e., while serving as Senior Advisor), Mr. Kriedberg will receive a base salary at the annualized rate of $300,000 per year, will be entitled to particulate in all Company-sponsored retirement and benefits plans, and will continue to vest in all unvested equity and equity-based awards, in each case as if he were a full-time employee, except as specifically set forth in the section entitled “Performance Share Units” below.

Severance:
If Mr. Kriedberg’s employment is terminated after the date hereof but prior to the Retirement Date (x) by the Company other than for Cause (as defined in the Employment Agreement) or (y) by Mr. Kriedberg for Good Reason (as defined in the Employment Agreement but as modified below), then, in lieu of the amounts payable under Section 5(b)(i) and 5(b)(ii) or 5(c)(i) and 5(c)(ii) of the Employment Agreement, as applicable, Mr. Kriedberg shall receive (i) the remaining guaranteed amounts that would have been paid to him under the section entitled “Compensation” above through the Retirement Date (paid at the times set forth in the section entitled “Compensation” above), plus (ii) the Welfare Benefit Continuation payments set forth in Section 5(e) of the Employment Agreement from the date of such termination of employment through December 31, 2020 (and, for the avoidance of doubt, Section 5(b)(iii) or 5(c)(iii), as applicable, shall remain in effect and apply in the event of any such termination). For purposes of this paragraph only, (A) a material diminution of Mr. Kriedberg’s duties, responsibilities and authority in the definition of “Good Reason” in the Employment Agreement shall no longer apply and (B) the requirement that Mr. Kriedberg work more than two (2) days per week (on average) will be a new reason for Mr. Kriedberg to terminate his employment for Good Reason.

Non-compete:
Notwithstanding anything set forth in Section 6(a) of the Employment Agreement to the contrary, beginning on the date that is three (3) months after the termination of his employment (but not prior thereto), Mr. Kriedberg shall be permitted to serve as a board member to (A) businesses and entities that are commercial jet aircraft leasing businesses that (x) are investment vehicles with portfolios managed by third parties or (y) own and/or manage a portfolio of commercial aircraft less than $1,500,000,000 and (B) vehicles which own commercial aircraft that are managed/serviced by others. In addition, for a period of twelve (12) months after the termination of his employment, Mr. Kriedberg may not be employed in a senior commercial role in any business and entity in the commercial jet aircraft leasing businesses or any other business which constitutes a material part of the Company’s business as of the retirement date. For the avoidance of doubt, from and after the Termination Date, Mr. Kriedberg may become employed by, may become an advisor to, or may serve of the boards of companies that are not in the Aviation Leasing Business.

Post-Retirement Benefits:
Mr. Kriedberg shall be entitled to receive Company-paid COBRA benefits in accordance with Section 5(e) of the Employment Agreement for twelve (12) months following the Retirement Date (i.e., through 12/31/2020).

Restricted Shares:	Any currently outstanding restricted share awards shall continue to vest after the date hereof in accordance with the terms of the respective restricted share agreements through the Retirement Date.

Performance Share Units:
Any currently outstanding performance share unit awards shall continue to vest after the date hereof in accordance with the terms of the respective award agreements through the Retirement Date; provided that the Performance Share Unit Agreement dated February 9, 2018 will be amended as of the date hereof as follows to allow partial vesting of the award upon retirement: the target number of PSUs granted thereunder shall be reduced by one-third (1/3) from 60,934 to 40,622 and the Vesting Date shall be December 31, 2019 such that the Absolute Adjusted ROE Performance Goals shall now be measured over two periods, 2018 and 2019, and the TSR Performance Goals shall now be measured from January 1, 2018 to December 31, 2019. All other terms of such Performance Share Unit Agreement shall remain unchanged.

General Release:
The provisions of this agreement and payments made hereunder are subject to the execution and delivery by Mr. Kriedberg of the General Release of Claims substantially in the form attached as Exhibit A to the Employment Agreement (the “General Release”) upon his retirement and his continued compliance with the restrictive covenants set forth in Section 6 of the Employment Agreement (as modified by this agreement). Mr. Kriedberg acknowledges and agrees that the payments and benefits provided herein, including the post-separation benefits, cash severance, and the vesting and/or settlement of the Restricted Shares and Performance Shares Units, are adequate and satisfactory consideration for the General Release.

Release Revocation Period:
Mr. Kriedberg shall be given at least 21 days to consider the terms of the General Release or such longer period as required by applicable law (although he may sign it sooner), and Executive shall have 7 days following signature to revoke such release.

Miscellaneous:	The Company shall reimburse up to $5,000 in Mr. Kriedberg’s legal fees and expenses in connection with the review, negotiation and execution of this agreement.

Binding Agreement:
This agreement is binding and incorporates the provisions of Sections 7 and 9 of the Employment Agreement and supersedes the Employment Agreement and any respective award agreement only to the extent expressly provided herein. Aircastle Limited is executing this agreement only in respect of its obligations herein with respect to its shares.

Governing Law:
This agreement shall be governed and controlled by and in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision. Venue for any action brought to enforce the terms of this agreement or for breach thereof shall lie in any court of competent jurisdiction in Stamford, Connecticut.

Section 409A:
The intent of the parties is that the payments and benefits under this agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Mr. Kriedberg shall not be considered to have terminated employment with the Company for purposes of any payments and benefits under this agreement which are subject to Section 409A until he has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this agreement during the six (6) month period immediately following Mr. Kriedberg’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his separation from service (or, if earlier, his date of death) and (ii) amounts reimbursable to Mr. Kriedberg under this agreement shall be paid to him on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to him) during one year may not affect amounts reimbursable or provided in any subsequent year.

[signature page follows]

The Parties hereto knowingly and voluntarily executed this agreement as of the above date.

AIRCASTLE ADVISOR LLC

By name: /s/ Christopher Beers

Title: Chief Legal Officer

AIRCASTLE LIMITED

By name: /s/ Christopher Beers

Title: Chief Legal Officer

MICHAEL L. KRIEDBERG

/s/ Michael L. Kriedberg